Exhibit 99.1

NEWS RELEASE	
FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Second Quarter 2013 Results

Dallas (August 14, 2013) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2013. ARL announced today that the Company reported net gain applicable to common shares of $7.7 million or $0.67 per diluted earnings per share, as compared to a net gain applicable to common shares of $4.1 million or $0.35 per diluted earnings per share for the same period ended 2012.

The Company has shown an unwavering commitment to fortify our portfolio and streamline our operational activity; while at the same time maintaining our commitment to creating value. We are pleased that we are seeing improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves.

Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 95%. We continue to work aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants. We have seen positive signs from the commercial market within the last three months, with new leases being signed and an increase in traffic and we look forward to growth in our commercial products in the near future.

Rental and other property revenues have remained in line during the three months ended June 30, 2013 as they were in the prior period.

Property operating expenses were $12.5 million for the three months ended June 30, 2013. This represents a decrease of $0.8 million, as compared to the prior period expense of $13.3 million. Within the apartment portfolio, there was an increase of $0.2 million in the same properties due to an increase in real estate taxes for several properties in the current period. Within the commercial portfolio, the same properties decreased by $1.2 million due to real estate tax refunds from protests and litigations for several properties.

General and administrative expenses were $2.0 million for the three months ended June 30, 2013. This represents an increase of $1.1 million, as compared to the prior period expenses of $0.9 million due to an increase in professional services and cost reimbursements due to our Advisor.

Interest income was $3.5 million for the three months ended June 30, 2013. This represents a decrease of $1.2 million, as compared to the prior period interest income of $4.7 million. This decrease was mainly due to cash received on one of the surplus cash flow notes from Unified Housing Foundation, Inc., in the prior period. There were refinance proceeds received which allowed for the recognition of previously deferred interest income. This decrease was offset by an agreement made on January 1, 2013, where the Company extended the maturity on the surplus cash flow notes receivable from UHF for an additional term of five years in exchange for the early termination of the preferred interest rate. The original notes gave a five-year period of preferred interest rate at 5.25%, before returning to the original note rate of 12.0%.

Other income was $149,000 for the three months ended June 30, 2013. This represents a decrease of $2.1 million, as compared to the prior period other income of $2.2 million. The prior year income relates to the agreement between UHF and TCI for consulting services related to the development of apartment projects. There were no development projects in progress during the current period.

Mortgage and loan interest expense was $11.1 million for the three months ended June 30, 2013. This represents a decrease of $1.0 million, as compared to the prior period interest expense of $12.1 million. The majority of the increase was a result of the refinances closed with long-term, low interest rates.

Deferred borrowing costs amortization was $1.0 million for the three months ended June 30, 2013. This represents a decrease of $1.0 million as compared to the prior period expense of $2.0 million due to the higher loan deferred borrowing costs written off upon the refinance into a new mortgage note in the prior period than in the current period.

Loan charges and prepayment penalties were $3.4 million for the three months ended June 30, 2013. This represents a decrease of $0.4 million, as compared to the prior period expense of $3.8 million due to the prepayment penalties from the refinancing of several existing mortgage notes. There were more refinances completed in the prior period than in the current period.

Gain on land sales decreased for the three months ended June 30, 2013 as compared to the prior period. We had no land sales in the current period. In the prior period, we sold 84.75 acres of land in five separate transactions for an aggregate sales price of $12.7 million and recorded a gain of $4.7 million.

Discontinued operations relates to properties that were either sold or held for sale as of the period ended June 30, 2013. Properties sold in 2013 have been reclassified to discontinued operations for current and prior year reporting periods. In 2013, we sold two apartment complexes and three commercial properties. In 2012, we sold two apartment complexes, three commercial properties, and one hotel. The gain on sale of the properties is also included in discontinued operations for those years.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	June 30,		June 30,
	2013	2012	2013	2012
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $166 and $167 for the three months and $331 and $335 for the six months ended 2013 and 2012 respectively from related parties)	$27,182	$27,284	$53,973	$53,912

Expenses:
Property operating expenses (including $194 and $244 for the three months and $424 and $509 for the six months ended 2013 and 2012 respectively from related parties)	12,544	13,253	25,577	26,116
Depreciation and amortization	5,445	4,941	10,304	9,918
General and administrative (including $1,044 and $1,017 for the three months and $1,986 and $1,936 for the six months ended 2013 and 2012 respectively from related parties)	2,043	919	4,257	3,777
Provision on impairment of notes receivable and real estate assets	800	-	800	-
Advisory fee to related party	2,487	2,700	5,042	5,359
Total operating expenses	23,319	21,813	45,980	45,170
Operating income	3,863	5,471	7,993	8,742

Other income (expense):
Interest income (including $3,420 and $4,624 for the three months and $6,493 and $7,865 for the six months ended 2013 and 2012 respectively from related parties)	3,512	4,723	7,053	8,063
Other income (including $0 and $1,500 for the three months and $0 and $3,000 for the six months ended 2013 and 2012 respectively from related parties)	149	2,235	2,685	3,981
Mortgage and loan interest (including $581 and $931 for the three months and $865 and $1,853 for the six months ended 2013 and 2012 respectively from related parties)	(11,065)	(12,061)	(22,169)	(24,488)
Deferred borrowing costs amortization	(960)	(1,975)	(3,436)	(2,887)
Loan charges and prepayment penalties	(3,380)	(3,769)	(7,362)	(6,161)
Loss on sale of investments	-	-	-	(362)
Earnings from unconsolidated investees	(25)	33	188	150
Total other expenses	(11,769)	(10,814)	(23,041)	(21,704)
Loss before gain on land sales, non-controlling interest, and taxes	(7,906)	(5,343)	(15,048)	(12,962)
Gain (loss) on land sales	-	4,738	(35)	3,716
Loss from continuing operations before tax	(7,906)	(605)	(15,083)	(9,246)
Income tax benefit	6,423	2,217	8,931	2,625
Net income (loss) from continuing operations	(1,483)	1,612	(6,152)	(6,621)
Discontinued operations:
Income (loss) from discontinued operations	276	1,666	216	(757)
Gain on sale of real estate from discontinued operations	18,074	4,668	25,301	8,256
Income tax expense from discontinued operations	(6,423)	(2,217)	(8,931)	(2,625)
Net income from discontinued operations	11,927	4,117	16,586	4,874
Net income (loss)	10,444	5,729	10,434	(1,747)
Net (income) loss attributable to non-controlling interest	(2,090)	(1,064)	(1,706)	112
Net income (loss) attributable to American Realty Investors, Inc.	8,354	4,665	8,728	(1,635)
Preferred dividend requirement	(613)	(613)	(1,226)	(1,226)
Net income (loss) applicable to common shares	$7,741	$4,052	$7,502	$(2,861)

Earnings per share - basic
Loss from continuing operations	$(0.36)	$(0.01)	$(0.79)	$(0.67)
Income from discontinued operations	1.03	0.36	1.44	0.42
Net income (loss) applicable to common shares	$0.67	$0.35	$0.65	$(0.25)

Earnings per share - diluted
Loss from continuing operations	$(0.36)	$(0.01)	$(0.79)	$(0.67)
Income from discontinued operations	1.03	0.36	1.44	0.42
Net income (loss) applicable to common shares	$0.67	$0.35	$0.65	$(0.25)

Weighted average common share used in computing earnings per share	11,525,389	11,525,389	11,525,389	11,525,389
Weighted average common share used in computing diluted earnings per share	11,525,389	11,525,389	11,525,389	11,525,389

Amounts attributable to American Realty Investors, Inc.
Income (loss) from continuing operations	$(3,573)	$548	$(7,858)	$(6,509)
Income from discontinued operations	11,927	4,117	16,586	4,874
Net income (loss) applicable to American Realty Investors, Inc.	$8,354	$4,665	$8,728	$(1,635)

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2013	2012
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$1,004,999	$1,031,632
Real estate held for sale at cost, net of depreciation ($0 for 2013 and $4,393 for 2012)	-	17,040
Real estate subject to sales contracts at cost, net of depreciation ($1,773 and $15,948 in 2013 and 2012)	27,682	42,286
Less accumulated depreciation	(159,574)	(160,525)
Total real estate	873,107	930,433
Notes and interest receivable
Performing (including $111,898 and $114,275 in 2013 and 2012 from related parties)	118,968	120,998
Non-performing	4,226	4,175
Less allowance for estimated losses (including $15,962 and $18,962 in 2013 and 2012 from related parties)	(19,504)	(21,704)
Total notes and interest receivable	103,690	103,469
Cash and cash equivalents	9,333	17,141
Investments in unconsolidated investees	10,415	8,168
Related party receivable	871	-
Other assets	61,197	76,134
Total assets	$1,058,613	$1,135,345

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$757,144	$769,201
Notes related to assets held for sale	-	18,915
Notes related to subject to sales contracts	21,035	55,976
Stock-secured notes payable and margin debt	24,818	25,765
Related party payables	-	10,922
Deferred gain (including $74,303 and $71,303 in 2013 and 2012 from sales to related parties)	76,148	73,148
Accounts payable and other liabilities (including $10,536 and $15,746 in 2013 and 2012 to related parties)	85,278	96,314
	964,423	1,050,241

Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 3,353,954 shares in 2013 and 2012 (liquidation preference $10 per share), including 900,000 shares in 2013 and 2012 held by subsidiaries	4,908	4,908
Preferred stock, Series K: $2.00 par value, authorized, issued and outstanding 135,000 and 0 shares in 2013 and 2012, respectively (liquidation preference $10 per share), held by TCI (consolidated)	-	-
Common stock, $.01 par value, authorized 100,000,000 shares; issued 11,941,174 shares and outstanding 11,525,389 shares in 2013 and 2012	115	115
Treasury stock (Common Stock) at cost; 415,785 shares in 2013 and 2012 and 229,214 shares held by TCI (consolidated) as of 2013 and 2012	(6,395)	(6,395)
Paid-in capital	104,367	105,700
Retained earnings	(44,343)	(53,071)
Accumulated other comprehensive loss	(786)	(786)
Total American Realty Investors, Inc. shareholders' equity	57,866	50,471
Non-controlling interest	36,324	34,633
Total equity	94,190	85,104
Total liabilities and equity	$1,058,613	$1,135,345